Exhibit 99.1

Neuronetics Reports Third Quarter 2025 Financial and Operating Results and Announces CEO Transition Plan

Delivered $37.3 million total revenue in Q3 2025, representing 11% adjusted pro forma revenue growth versus Q3 2024

Generated Greenbrook clinic revenue of $21.8 million in Q3 2025, an increase of 25% on an adjusted pro forma basis versus Q3 2024

Continued cash management improvement, with cash used in operations of $0.8 million in Q3 2025

Strengthened balance sheet in Q3 2025, ending the quarter with $34.5 million of total cash, consisting of cash, cash equivalents, and restricted cash

MALVERN, PA., November 4, 2025 – Neuronetics, Inc., (NASDAQ: STIM) (the “Company” or “Neuronetics”) a vertically integrated, commercial stage, medical technology and healthcare company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the leading neurohealth therapies in the world, today announced its financial and operating results for the third quarter of 2025 and the intention of Keith J. Sullivan, Neuronetics’ President and Chief Executive Officer, to retire effective June 30, 2026.

Third Quarter 2025 Highlights

•

Third quarter 2025 revenue of $37.3 million, an 11% increase as compared to the third quarter 2024 on an adjusted pro forma basis and a 101% increase as compared to the third quarter 2024 on an unadjusted basis

•	U.S. Greenbrook clinic revenue of $21.8 million in the quarter, representing 25% growth on an adjusted pro forma basis as compared to the third quarter of 2024

•	U.S. NeuroStar Advanced Therapy System revenue of $3.5 million, shipping 40 systems

Recent Operational Highlights

•	Achieved milestone of over 229,429 global patients treated with 8.2 million treatment sessions

•	New York State Medicaid Expands Coverage for TMS Therapy, Including NeuroStar Advanced Therapy, to Treat Major Depressive Disorder

•	Received an additional $10 million of funding under the Perceptive debt agreement, and extended the $2 million minimum liquidity requirement from September 2025 to September 2026

•	Raised $7.8 million in net proceeds through the sale of approximately 2.3 million shares of its common stock under its at-the-market (“ATM”) facility.

“Our third quarter results reflect continued progress as we integrate and optimize our combined operations,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics “On an adjusted pro forma basis, we delivered 11% revenue growth, with particularly strong performance from our Greenbrook clinics. We are finding opportunities to improve efficiency across both the Greenbrook clinic network and NeuroStar business, taking advantage of our combined scale, which is driving meaningful progress toward cash flow positivity. The momentum we’re building gives us confidence in our ability to deliver value for both patients and shareholders.”

The Company also announced that Mr. Sullivan has informed the Board of Directors of his intention to retire as President and Chief Executive Officer on June 30, 2026. The Company has commenced a search for Mr. Sullivan’s successor. Once a successor is appointed, Mr. Sullivan has agreed to remain as a consultant after his retirement and will work closely with the new CEO to ensure a seamless transition.

“Keith has been instrumental in transforming Neuronetics in his five years as CEO. In particular, the strategic acquisition of Greenbrook TMS has vertically integrated the Company’s value chain and positioned the Company well for long-term growth,” said Rob Cascella, the Company’s Chairman of the Board. “We want to thank Keith for his dedication to the Company and look forward to his participation in our comprehensive search process to identify the ideal candidate to lead Neuronetics through its next stage of growth.”

Third Quarter 2025 Financial and Operating Results for the Three Months Ended September 30, 2025

	Revenues by Geography Three Months Ended September 30,
	2025	2024
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$36,248	$17,922	102%
International	1,049	608	73%

Total revenues	$37,297	$18,530	101%

Total revenues for the three months ended September 30, 2025 was $37.3 million, an increase of 101% compared to revenues of $18.5 million in the third quarter of 2024, primarily driven by the acquisition of Greenbrook TMS Inc. (“Greenbrook”). During the quarter, total U.S. revenue increased by 102% and international revenue increased 73% over the third quarter of 2024. The increase in revenue was primarily attributable to U.S. clinic revenue of $21.8 million, added as a result of the acquisition of Greenbrook, partially offset by the absence of prior year quarter sales to Greenbrook of $2.4 million and a decrease of sales of $0.6 million relating to NeuroStar Advanced Therapy Systems and treatment session revenue.

	U.S. Revenues by Product Category Three Months Ended September 30,
	2025	2024
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,508	$4,108	(15)%
Treatment sessions	10,543	13,326	(21)%
Clinic revenue	21,808	—	—%
Other	389	488	(20)%

Total U.S. revenues	$36,248	$17,922	102%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended September 30, 2025 was $3.5 million a decrease of 15% compared to $4.1 million in the third quarter of 2024. For the three months ended September 30, 2025, the Company shipped 40 systems. Following our previously announced realignment of our capital team, the number of units shipped in the third quarter of 2025 was below the prior year quarter, but in line with our focus on strategic higher volume accounts.

U.S. treatment session revenue for the three months ended September 30, 2025 was $10.5 million, a decrease of 21% compared to $13.3 million in the third quarter of 2024. The decline was primarily attributable to the absence of $2.2 million in treatment session revenue from Greenbrook. On a pro forma basis, U.S treatment session revenue decreased 5.1% compared to $11.1 million in the third quarter of 2024. The decrease in third quarter treatment session revenue versus the prior year is largely due to the impact of a change in customer purchasing patterns, which led to higher increased customer inventory levels during 2024.

U.S. clinic revenue, which represents revenue generated by treatment centers from the Greenbrook acquisition, was $21.8 million for the three months ended September 30, 2025. On an adjusted pro forma basis, clinic revenue increased 25% compared to the third quarter of 2024.

Gross margin for the third quarter of 2025 was 45.9% compared to the third quarter of 2024 gross margin of 75.6%. The decrease in gross margin was primarily a result of the inclusion of Greenbrook’s clinic business.

Operating expenses during the third quarter of 2025 were $24.4 million, an increase of $2.7 million, or 12%, compared to $21.7 million in the third quarter of 2024, mainly attributable to inclusion of Greenbrook’s general and administrative expenses of $6.1 million, partially offset by savings in general, administrative, sales, and marketing expenses.

Net loss for the third quarter of 2025 was $(9.4) million, or $(0.13) per share, as compared to $(13.3) million, or $(0.44) per share, in the third quarter of 2024. Net loss per share was based on 67,308,607 and 30,267,236 weighted average common shares outstanding for the third quarters of 2025 and 2024, respectively.

As of September 30, 2025, the Company held $34.5 million in total cash, consisting of cash and cash equivalents of $28.0 million and $6.5 million of restricted cash, which is compared to $19.5 million as of December 31, 2024. Cash used in operations for the third quarter was $0.8 million, representing a continued improvement in operating cash flow and validating the operational initiatives implemented during the year.

Company Secures $10 Million in Additional Funding from Perceptive

In August 2025, Neuronetics received $10.0 million of additional funding under the existing debt agreement with Perceptive Credit Holdings IV, LP. The Company became eligible for the funds as a result of achieving required revenue conditions under the Tranche 2 funds. Neuronetics also remains eligible for an additional $5 million of Tranche 2 funding, subject to certain customary conditions described in the agreement. The $2 million minimum liquidity requirement was extended from September 2025 through September 2026, after which the requirement becomes $5 million.

At-the-Market Equity Offering

During the period ended September 30, 2025, the Company sold an aggregate of 2,261,835 shares of its common stock under its ATM facility at an average price of $3.68 per share, generating gross proceeds of $8.3 million. After paying sales commissions of $0.3 million and incurring additional offering-related expenses of $0.2 million, the Company generated net proceeds of approximately $7.8 million. The Company intends to use the net proceeds for general corporate purposes, including working capital and growth initiatives.

New York State Medicaid Expands Coverage for TMS Therapy, Including NeuroStar Advanced Therapy, to Treat Major Depressive Disorder

Neuronetics announced that New York State Medicaid will begin covering transcranial magnetic stimulation (“TMS”) therapy for adults diagnosed with major depressive disorder (“MDD”), expanding access to over 5 million members statewide. Coverage took effect October 1, 2025, for fee-for-service Medicaid members and November 1, 2025, for those in managed care plans. This milestone underscores growing recognition of TMS as an effective, non-drug treatment for depression and reflects Neuronetics’ continued commitment to improving access to advanced mental health therapies through its NeuroStar Advanced Therapy system.

Business Outlook

For the fourth quarter of 2025, the Company expects total worldwide revenue between $40 million and $43 million.

For the full year 2025, the Company now expects its total worldwide revenue to be between $147 million and $150 million, compared to previous guidance of $149 million and $155 million.

For the full year 2025, the Company now expects gross margin to be between 47% and 49% compared to previous guidance of 48% and 50%. The change is driven by a shift in the overall mix of the business.

For the full year 2025, the Company continues to expect total operating expenses to be between $100 million and $105 million.

We continue to target positive cash flow from operations in the fourth quarter of 2025, with a range of between $2 million of positive to $2 million of negative operating cash flow. We further project year end 2025 total cash, consisting of cash, cash equivalents, and restricted cash to be in the range of $32 million and $36 million.

Webcast and Conference Call Information

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/yxrs8osc. To listen to the conference call on your telephone, you may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is delivering more treatment options to patients and physicians by offering exceptional in-office treatments that produce extraordinary results. NeuroStar Advanced Therapy (“NeuroStar Therapy”) is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. In addition to selling the NeuroStar Advanced Therapy System (the “NeuroStar System”) and associated treatment sessions to customers, Neuronetics operates Greenbrook treatment centers across the United States, acquired in December 2024, offering NeuroStar Therapy, SPRAVATO®, and other treatment modalities for the treatment of MDD and other mental health disorders.

NeuroStar Therapy is indicated for the treatment of depressive episodes and for decreasing anxiety symptoms for those who may exhibit comorbid anxiety symptoms in adult patients suffering from MDD and who failed to achieve satisfactory improvement from previous antidepressant medication treatment in the current episode. It is also cleared by the U.S. Food and Drug Administration as an adjunct for adults with obsessive-compulsive disorder and for adolescent patients aged 15 to 21 with MDD. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “design,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “outlook” or “continue” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2025, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook on our business relationships; operating results and business generally; our ability to execute our business strategy; our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; our ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our revenue concentration among a small number of customers; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; potential effects of evolving and/or extensive government regulation; the terms of our credit facility; our ability to successfully roll-out our Better Me Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow breakeven in the fourth quarter of 2025. For a discussion of these and other related risks, please refer to the Company’s recent filings with the SEC, which are available on the SEC’s website at www.sec.gov, including, without limitation, the factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Consolidated Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenues	$37,297	$18,530	$107,380	$52,397
Cost of revenues	20,189	4,529	56,776	13,129

Gross profit	17,108	14,001	50,604	39,268

Operating expenses:
Sales and marketing	11,848	11,877	35,715	35,820
General and administrative	11,077	7,436	36,364	19,540
Research and development	1,504	2,416	4,918	6,999

Total operating expenses	24,429	21,729	76,997	62,359

Loss from operations	(7,321)	(7,728)	(26,393)	(23,091)

Other (income) expense:
Interest expense	2,206	1,725	6,097	5,529
Loss on extinguishment of debt	—	4,427	—	4,427
Other income, net	(126)	(539)	(561)	(2,001)

Net loss	$(9,401)	$(13,341)	$(31,929)	$(31,046)

Less: Net loss attributable to non-controlling interest	(356)	—	(89)	—

Net loss attributable to Neuronetics stockholders’	(9,045)	(13,341)	(31,840)	(31,046)

Net loss per share of common stock outstanding, basic and diluted attributable to Neuronetics stockholders’	$(0.13)	$(0.44)	$(0.49)	$(1.04)

Weighted average common shares outstanding, basic and diluted	67,309	30,267	65,006	29,931

NEURONETICS, INC.

Consolidated Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$27,971	$18,459
Restricted cash	6,500	1,000
Accounts receivable, net of allowance of credit losses for $1,065 and $1,930 as of September 30, 2025 and December 31, 2024, respectively	18,693	23,355
Inventory	4,322	4,248
Current portion of net investments in sales-type leases	175	206
Current portion of prepaid commission expense	3,118	3,078
Current portion of note receivables	493	930
Prepaid expenses and other current assets	3,616	6,846

Total current assets	64,888	58,122

Property and equipment, net	4,937	6,242
Goodwill	22,664	18,634
Intangible assets, net	18,513	19,606
Operating lease right-of-use assets	24,234	27,093
Net investments in sales-type leases	94	86
Prepaid commission expense	8,021	8,902
Long-term notes receivable	221	295
Other assets	1,893	1,923

Total assets	$145,465	$140,903

Liabilities and Equity
Current liabilities:
Accounts payable	$11,573	$11,077
Accrued expenses	9,653	12,818
Current portion of deferred revenue	754	974
Deferred and contingent consideration	1,000	1,000
Other payables	376	605
Current portion of operating lease liabilities	5,584	4,791

Total current liabilities	28,940	31,265

Long-term debt, net	65,671	55,151
Deferred revenue	—	2
Operating lease liabilities	19,494	22,686

Total liabilities	114,105	109,104

Commitments and contingencies
Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on September 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 68,445 and 55,679 shares issued and outstanding on September 30, 2025 and December 31, 2024, respectively	685	557
Additional paid-in capital	478,300	446,938
Accumulated deficit	(451,629)	(419,789)

Total Stockholders’ equity	27,356	27,706
Non-controlling interest	4,004	4,093

Total equity	31,360	31,799

Total liabilities and equity	$145,465	$140,903

NEURONETICS, INC.

Consolidated Statements of Cash Flows

(Unaudited; In thousands)

	Nine months ended September 30,
	2025	2024
Cash flows from Operating activities:
Net loss	$(31,929)	$(31,046)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,698	1,627
Allowance for credit losses	382	1,947
Inventory impairment	267	346
Share-based compensation	4,667	4,320
Non-cash interest expense	600	580
Loss on extinguishment of debt	—	4,427
Loss on disposal of property and equipment	45	—
Changes in certain assets and liabilities:
Accounts receivable, net	1,384	(3,834)
Inventory	(240)	2,718
Prepaid commission expense	840	(770)
Prepaid expenses and other assets	3,813	(374)
Accounts payable	(77)	(1,524)
Accrued expenses	(3,302)	(1,166)
Other liabilities	(223)	—
Deferred revenue	(229)	(506)

Net Cash used in Operating activities	(21,282)	(22,401)

Cash flows from Investing activities:
Purchases of property and equipment and capitalized software	(585)	(1,377)
Repayment of notes receivable	—	1,340

Net Cash used in Investing activities	(585)	(37)

Cash flows from Financing activities:
Payments of debt issuance costs	(80)	(2,188)
Proceeds from issuance of long-term debt	10,000	48,084
Proceeds from issuance of warrants	—	1,916
Repayment of long-term debt	—	(60,000)
Payment for debt extinguishment cost	—	(4,185)
Proceeds from the issuance of common stock	20,700	—
Payments of common stock offering issuance costs	(1,731)	—
Proceeds from issuance of common stock under ATM facility	8,313	—
Payments of common stock offering issuance costs under ATM Program	(336)	—
Proceeds from exercises of stock options	13	1

Net Cash provided by (used in) Financing activities	36,879	(16,372)

Net increase (decrease) in Cash, Cash equivalents and Restricted cash	15,012	(38,810)
Cash, Cash equivalents and Restricted cash, Beginning of Period	19,459	59,677

Cash, Cash equivalents and Restricted cash, End of Period	$34,471	$20,867

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	27,971	20,867
Restricted cash and cash equivalents	6,500	—

Total cash, cash equivalents and restricted cash	$34,471	$20,867

Non-GAAP Financial Measures (Unaudited)

Earnings before interest, taxes, depriciation, and amortization (“EBITDA”) is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations, and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net loss	$(9,401)	$(13,341)	$(31,929)	$(31,046)
Interest expense, net	2,080	1,186	5,536	3,528
Income taxes	—	—	—	—
Depreciation and amortization	886	512	2,698	1,627

EBITDA	$(6,435)	$(11,643)	$(23,695)	$(25,891)

Non-GAAP Pro Forma and Adjusted Pro Forma Revenue Information (Unaudited)

The following table presents the Company’s pro forma operating results, giving effect to the acquisition of Greenbrook as if the transaction had occurred on January 1, 2024. These pro forma results are based on assumptions that management believes are reasonable under the circumstances. However, they are not necessarily indicative of the Company’s future performance. The pro forma financial information reflects the historical operating results of both the Company and Greenbrook, with all intercompany transactions eliminated. The adjusted pro forma results further reflect eliminations related to the closure of certain clinics in 2024. The pro forma data does not include the impact of any potential synergies or cost-saving initiatives resulting from the acquisition:

Three Months ended September 30, 2024
(in thousands)
Neuronetics	$18,530
Greenbrook	19,072
Intercompany revenue	(2,392)

Total Pro forma	35,210
Adjusted for clinic closures	(1,652)

Adjusted Pro forma Revenue	$33,558

Three Months ended September 30, 2024
(in thousands)
Neuronetics Treatment sessions	$13,326
Intercompany Treatment sessions	(2,220)

Total Pro forma Treatment sessions	11,106